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                                                                 EXHIBIT 99

Angeion Corporation
7601 Northland Drive
Minneapolis, Minnesota 55428-1088
USA
Telephone:  612/315-2000
Facsimile:  612/315-2059


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FOR IMMEDIATE RELEASE             Contact:     Jim Hickey, President & CEO
                                               Angeion Corporation
                                               612/315-2000

                                               Mark Sheffert, Chairman
                                               612/338-4722
                                               Rick Jahnke, President & CEO
                                               651/484-4874

                                               Medical Graphics Corporation.

                ANGEION TO ACQUIRE MEDICAL GRAPHICS CORPORATION

MINNEAPOLIS (September 23, 1999) -- Angeion Corporation (Nasdaq:ANGN) and Medical Graphics Corporation (Nasdaq:MGCC) announced today that they have entered into a merger agreement under which Angeion will acquire all of the outstanding shares of Medical Graphics for $2.15 per share, for a total of approximately $16.3 million. After the merger, Medical Graphics will become a wholly-owned subsidiary of Angeion and will continue to operate its current business and utilize its infrastructure, technology and customer base as a platform from which to implement growth strategies in the cardiopulmonary market. Richard E. Jahnke, Medical Graphics President and Chief Executive Officer, will become President and CEO of Angeion Corporation. James B. Hickey, Jr., President and CEO of Angeion since July 1998, will continue to serve as a director on Angeion's Board of Directors after the merger.

         The boards of directors of both companies have approved the transaction, which is subject to customary conditions including approval by Medical Graphics shareholders. The companies anticipate the transaction to be completed before the end of 1999.

         "Angeion's merger with Medical Graphics is an important first step in our strategy to build shareholder value," said Mr. Hickey. "During the past two years, Medical Graphics has successfully completed its turnaround process and is now a profitable, solid franchise from which to build broader capabilities. Revenues are increasing, margins have significantly improved, and profits continue to grow. This transaction is an excellent use of our resources to drive additional growth through internal development and acquisitions. Medical Graphics met our acquisition criteria and has a strong, effective management team," he added.

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                         WE MEASURE SUCCESS IN HEARTBEATS.

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Angeion Acquires Medical Graphics
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         Mark Sheffert, Chairman of the Board of Medical Graphics, said,
"Medical Graphics has been considering strategic options for some time, and this transaction met the criteria established by our board for a merger partner. This merger offers our shareholders a premium to our stock's current price and presents a fair value. It also provides Medical Graphics' management team and employees with resources necessary to build a stronger cardiorespiratory company with broader information technology applications. The merger also allows Medical Graphics to remain a Minnesota-based company with no anticipated layoffs of employees."

         Richard E. Jahnke has served as President and Chief Executive Officer of Medical Graphics since August 1998. Prior to joining Medical Graphics, he served for five years as President and Chief Operating Officer at CNS, Inc., which develops and markets consumer health care products.

         Founded in 1977, Medical Graphics is a leader in developing, manufacturing and marketing systems for the diagnosis and management of heart and lung disease. Based in St. Paul, Minnesota, the company has 120 employees, including direct sales and service representatives across the country, and has a distribution system to market its products internationally. Medical Graphics recorded $20 million in revenues for the year ended December 31, 1998.

         Angeion Corporation was founded in 1986 and began to develop implantable cardioverter defibrillators (ICDs) in 1991. The Company has been exploring strategic alternatives to provide greater shareholder value since December 1998. This past April, Angeion began to implement a major restructuring plan to refocus its business, conserve cash and significantly reduce operating expenses. At the end of June 1999, Angeion had cash reserves of approximately $29 million and recently reported an additional $9 million in cash to be received after approval of its recently announced licensing agreement with Medtronic, Inc.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by both Medical Graphics' and Angeion's periodic filings. Actual results may differ materially depending on a variety of factors, including, but not limited to the following: approval of the merger by Medical Graphics shareholders; successful integration of the merged companies; approval of the Medtronic agreement and the Sanofi-Synthelabo agreement by the shareholders and bondholders of Angeion; satisfaction of certain other conditions to the closing of the transactions contemplated by the Sanofi-Synthelabo agreement; successful resolution of discussions with Angeion bondholders and the trustee for the bonds; the costs to support Angeion's ongoing operations and to provide customer support for Angeion's products; the demand for and cost of supplying Angeion's products; the costs associated with refocusing Angeion's business; the ability of Angeion to conduct its business with a reduced workforce; the ability of Angeion to identify and successfully pursue other business opportunities; and continued listing on the Nasdaq National Market. Additional information with respect to the risks and uncertainties faced by Medical Graphics and Angeion may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the companies' filings with the Securities and Exchange Commission including Angeion's Form 10-K and Medical Graphics' Form 10-KSB for the fiscal year ended December 31, 1998 and Angeion's Forms 10-Q and Medical Graphics' Forms 10-QSB for the quarters ending March 31 and June 30, 1999.

                                      -End-

                         WE MEASURE SUCCESS IN HEARTBEATS.